Exhibit (6)(i)

AMENDED AND RESTATED EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the 1st day of November, 2010 between Frontegra Asset Management, Inc. (the “Adviser”) and Frontegra Funds, Inc. (the “Corporation”), on behalf of Frontegra Columbus Core Plus Fund, Frontegra Columbus Core Fund, Frontegra Mastholm International Equity Fund, Frontegra Netols Small Cap Value Fund, Frontegra Sky International Value Fund and Frontegra Hexam Emerging Markets Fund (collectively the “Funds” and individually a “Fund”).

WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Funds’ operating expenses to ensure that the Funds’ total operating expenses do not exceed the levels described below.

WHEREAS, this Agreement amends and restates all prior expense cap/reimbursement agreements and amendments thereto between the Adviser and the Funds.

NOW THEREFORE, the parties agree as follows:

The Adviser agrees that, for the term of this Agreement, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Corporation on behalf of the Funds and the Adviser and/or assume expenses for the Funds to the extent necessary to ensure that each Fund’s total operating expenses, excluding taxes, interest, brokerage commissions and other costs relating to portfolio securities transactions (including the costs, fees and expenses associated with the Funds’ investments in other investment companies) and other extraordinary expenses, do not exceed the following percentages on an annual basis of the average daily net assets attributable to the Funds’ Institutional Class, Common, Class Y and Service Class shares:

	Institutional Class	Common	Class Y	Service Class
Frontegra Columbus Core Plus Fund	0.40%	n/a	0.80%	0.55%
Frontegra Columbus Core Fund	0.40%	n/a	n/a	0.55%
Frontegra Mastholm International Equity Fund	n/a	0.75%	n/a	n/a
Frontegra Netols Small Cap Value Fund	1.10%	n/a	1.50%	n/a
Frontegra Sky International Value Fund	0.79%	n/a	1.19%	n/a
Frontegra Hexam Emerging Markets Fund	n/a	1.30%	n/a	n/a

The Adviser shall be entitled to recoup such amounts from a Fund for a period of up to three (3) years from the date the Adviser reduced its compensation and/or assumed expenses for that Fund.

This Agreement shall continue in effect until October 31, 2011.  Thereafter this Agreement shall automatically continue thereafter for successive renewal terms of one year each, unless either party notifies the other party of its desire to terminate this Agreement prior to such renewal.

FRONTEGRA ASSET MANAGEMENT, INC.

By:

/s/ William D. Forsyth III

William D. Forsyth III

President

FRONTEGRA FUNDS, INC.

By:

/s/ William D. Forsyth III

William D. Forsyth III

President